SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*



                              Radica Games Limited
                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)



                                    G7342H107
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

--------------------
CUSIP NO. G7342H107
--------------------
------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ROBERT E. DAVIDS (           )
------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         NOT APPLICABLE                            (a)  [  ]
                                                   (b)  [  ]
------------------------------------------------------------
 3.      SEC USE ONLY


------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
------------------------------------------------------------
                    5.       SOLE VOTING POWER
  NUMBER OF                  3,463,800
    SHARES          ----------------------------------------
BENEFICIALLY        6.       SHARED VOTING POWER
  OWNED BY                   0
    EACH            ----------------------------------------
 REPORTING          7.       SOLE DISPOSITIVE POWER
   PERSON                    3,463,800
    WITH            ----------------------------------------
                    8.       SHARED DISPOSITIVE POWER
                             0
------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           3,463,800
------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           NOT APPLICABLE           [  ]
------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           17.0%
------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

                           IN
------------------------------------------------------------


                                Page 2 of 5 pages

                                  Schedule 13G


Item 1(a).                         Name of Issuer:

                                   Radica Games Limited

Item 1(b).                         Address of Issuer's Principal Executive
                                   Offices:

                                   Suite R, 6th Floor
                                   Valiant Industrial Centre
                                   2-12 Au Pui Wan Street
                                   Fo Tan, Shatin
                                   Hong Kong

Item 2(a).                         Name of Person Filing:

                                   Robert E. Davids

Item 2(b).                         Address of Principal Business Office:

                                   Suite R, 6th Floor
                                   Valiant Industrial Centre
                                   2-12 Au Pui Wan Street
                                   Fo Tan, Shatin
                                   Hong Kong

Item 2(c).                         Citizenship:

                                   United States

Item 2(d).                         Title of Class of Securities:

                                   Common Stock, par value $0.01 per share

Item 2(e).                         CUSIP Number:

                                   G7342H107

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                   Not applicable

Item 4.                            Ownership:

                                   (a)  Amount beneficially owned:
                                        3,463,800 shares of Common Stock

                                   (b)  Percent of class:  17.0%


                                Page 3 of 5 pages

                                   (c)  Number of shares as to which such
                                        person has

                                          (i) Sole power to vote or to
                                              direct the vote:  3,463,800

                                         (ii) Shared power to vote or to
                                              direct the vote:  0

                                        (iii) Sole power to dispose or to direct
                                              the disposition of:
                                              3,463,800

                                         (iv) Shared power to dispose or
                                              to direct the disposition
                                              of:  0

Item 5.                            Ownership of Five Percent or less of a Class:

                                   Not Applicable

Item 6.                            Ownership of More than Five Percent on
                                   Behalf of Another Person:

                                   Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                                   Company:

                                   Not applicable

Item 8.                            Identification and Classification of
                                   Members of the Group:

                                   Not applicable

Item 9.                            Notice of Dissolution of Group:

                                   Not applicable

Item 10.                           Certification

                                   Not applicable


                                Page 4 of 5 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 5th day of February, 1998.

                                                  /s/ Robert E. Davids
                                                  Robert E. Davids


                                Page 5 of 5 pages